UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Contango Oil & Gas Company
(Name of Issuer)

Common Stock, par value $0.04 per share
(Title of Class of Securities)

21075N204
(CUSIP Number)

October 27, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21075N204	SCHEDULE 13G	Page 2 of 16

1	NAMES OF REPORTING PERSONS
DWS Growth Capital LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,000,000

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
5,000,000

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 21075N204	SCHEDULE 13G	Page 3 of 16

1	NAMES OF REPORTING PERSONS
Avondale Growth Capital LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,000,000

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
5,000,000

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 21075N204	SCHEDULE 13G	Page 4 of 16

1	NAMES OF REPORTING PERSONS
DWS Capital LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,000,000

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
3,000,000

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 21075N204	SCHEDULE 13G	Page 5 of 16

1	NAMES OF REPORTING PERSONS
DS Investments GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 21075N204	SCHEDULE 13G	Page 6 of 16

1	NAMES OF REPORTING PERSONS
KLS GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 21075N204	SCHEDULE 13G	Page 7 of 16

1	NAMES OF REPORTING PERSONS
JWS Investment Partnership LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,091,560

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
2,091,560

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 21075N204	SCHEDULE 13G	Page 8 of 16

1	NAMES OF REPORTING PERSONS
Schnitzer WRI GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 21075N204	SCHEDULE 13G	Page 9 of 16

1	NAMES OF REPORTING PERSONS
Ken L. Schnitzer, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 21075N204	SCHEDULE 13G	Page 10 of 16

1	NAMES OF REPORTING PERSONS
Douglas W. Schnitzer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,091,560

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,091,560

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,091,560 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 21075N204	SCHEDULE 13G	Page 11 of 16

ITEM 1.	(a)	Name of Issuer:

Contango Oil & Gas Company (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

717 Texas Ave.
Suite 2900
Houston, Texas 77002

ITEM 2.	(a)	Name of Person Filing:

This Schedule 13G (this “Statement”) is being filed by the following persons (collectively, the “Reporting Persons”):

(i) DWS Growth Capital LP, a Texas limited partnership (“DWSGC”);

(ii) Avondale Growth Capital LP, a Texas limited partnership (“AGC”);

(iii) DWS Capital LP, a Texas limited partnership (“DWS Capital”);

(iv) DS Investments GP LLC, a Delaware limited liability company (“DSGP”), and the general partner of DWSGC and DWS Capital;

(v) KLS GP LLC, a Texas limited liability company (“KLSGP”), and the general partner of AGC;

(vi) JWS Investment Partnership LP, a Texas limited partnership (“JWSIP”);

(vii) Schnitzer WRI GP LLC, a Texas limited liability company (“WRI”), and the general partner of JWSIP;

(viii) Ken L. Schnitzer, Jr., the Manager of KLGP; and

(ix) Douglas W. Schnitzer, the Manager of DSGP and WRI.

(b)	Address of Principal Business Office, or if None, Residence:

The address of the principal business offices of each of the Reporting Persons is:

11 Greenway Plaza
Suite 3100
Houston, Texas 77046

CUSIP No. 21075N204	SCHEDULE 13G	Page 12 of 16

(c)	Citizenship:

(i) DWSGC - a Texas limited partnership;

(ii) AGC - a Texas limited partnership;

(iii) DWS Capital - a Texas limited partnership;

(iv) DSGP - a Delaware limited liability company;

(v) KLSGP – a Texas limited liability company;

(vi) JWSIP, a Texas limited partnership;

(vii) WRI, a Texas limited liability company;

(viii) Ken L. Schnitzer, Jr. a United States individual; and

(ix) Douglas W. Schnitzer, a United States individual.

(d)	Title of Class of Securities:

Common Stock, par value $0.04 per share (the “Common Stock”).

(e)	CUSIP Number:

21075N204

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E)
(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐ A Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
(j)	☐ A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 21075N204	SCHEDULE 13G	Page 13 of 16

ITEM 4.	OWNERSHIP

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

All percentages of ownership of the Common Stock by Reporting Persons presented in this Statement are based on 159,490,918 shares of Common Stock reported to be outstanding in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2020 after giving effect to the issuance and sale of Common Stock, as described therein.

The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

For purposes of Schedule 13G, the Reporting Persons have indicated that each Reporting Person has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by it and that the Reporting Persons have shared voting and dispositive power with respect to all shares of Common Stock beneficially owned by all of the Reporting Persons.  Each of the Reporting Persons disclaims beneficial ownership of shares of Common Stock owned directly by another Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 21075N204	SCHEDULE 13G	Page 14 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 6, 2020

DWS GROWTH CAPITAL LP

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

AVONDALE GROWTH CAPITAL LP

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

DWS CAPITAL LP

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

DS INVESTMENTS GP LLC

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

KLS GP LLC

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

CUSIP No. 21075N204	SCHEDULE 13G	Page 15 of 16

JWS INVESTMENT PARTNERSHIP LP

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

SCHNITZER WRI GP LLC

By:	/s/ Jack Kins
Name:	Jack Kins
Its:	Authorized Signatory

KEN L. SCHNITZER, JR.

/s/ Ken L. Schnitzer, Jr.

DOUGLAS W. SCHNITZER

/s/ Douglas W. Schnitzer

CUSIP No. 21075N204	SCHEDULE 13G	Page 16 of 16

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.